COUNTERPATH, LLC

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT (the "Amendment") is dated for reference the November 15, 2019.

BETWEEN

COUNTERPATH, LLC, formed under the laws of the State of Delaware and having an office at 980 Washington Street, Suite 108, Dedham, MA 02026.

(hereinafter referred to as the "Company")

AND

Todd Carothers having an address for notice at ***.

(hereinafter referred to as the "Employee")

WHEREAS:

A. BridgePort Networks, Inc. ("BridgePort") and the Company are wholly-owned subsidiaries of CounterPath Corporation. The Company is principally engaged in the business of researching, developing and marketing VoIP/IP Telephony software products (the "Company's Business");

B. The Employee has worked continuously for BridgePort since October 12, 2009;

C. All employees of BridgePort transferred to CounterPath, LLC on January 1, 2019 under their existing employment terms; and

D. The Employee and the Company wish to amend the terms of Agreement between them.

NOW THEREFORE THIS AGREEMENT WITNESSES that for good consideration, the Agreement is modified as follows, with such modifications having such effective as of September 20, 2019, except as otherwise noted:

Replace Sections 2. and 4. with the following:

2. Salary & Benefits. The Company shall pay the Employee a salary of US$18,750.00 per month for the services of the Employee, payable at regular payroll periods established by the Company. This salary increase shall be effective as of October 1, 2019. The Employee's salary will be subject to deductions for Income Tax and Social Security remittances (collectively the "Government Deductions"). The Company shall also continue to provide the Employee with (a) extended medical and dental insurance coverage as provided to other employees of the Company, (b) participation in a discretionary bonus & incentive plan which shall provide the Employee the ability to earn discreet bonuses based on CounterPath Corporation's achievement of Bookings (as defined as total value of the customer commitment as invoiced for in the respective quarter) in accordance with the schedule below, and (c) participation in CounterPath Corporation's Employee Share Purchase Plan and the Company's 401(k) plan in accordance with the terms of those plans.  The bonus plan shall be effective as of August 1, 2019 and will subject to review and modification at the discretion of the Company each fiscal year.

Quarterly Bookings Threshold	Applicable Bonus
Less than $2.7 million	Nil
At or above $2.7 million and less than $3.0 million	$10,000.00
At or above $3.0 million and less than $3.3 million	$14,000.00
At or above $3.3 million and less than $3.6 million	$18,000.00
At or above $3.6 million and less than $4.0 million	$24,000.00
At or above $4.0 million	0.70% of revenue

4. Duties and Position. The Company will employ the Employee in the capacity of Chief Revenue Officer of CounterPath Corporation.  The Employee's duties shall include those commonly associated with the foresaid capacity. The Employee will report to the CEO or such person designated by the CEO (hereafter referred to as "Manager") and will comply with all lawful instructions given by his Manager.

This Amendment is part of the Agreement between Employee and Company and together with the Agreement, contains the entire agreement of the parties as to its subject matter as of the Effective Date of this Amendment.  Except as expressly amended by this Amendment, the Agreement remains in full force and effect according to its terms.  In the event of any direct conflict between this Amendment and the terms and conditions of the Agreement, this Amendment governs.

IN WITNESS WHEREOF the parties hereto have duly executed this Amendment as of the date first above written.

COUNTERPATH, LLC	|	TODD CAROTHERS
|
|
/s/ David Karp	|	/s/ Todd Carothers
(Authorized Signature)	|	Signature of Employee
|
|
	|	November 15, 2019
	|	Date Signed